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                                                                 Exhibit 3.1.1.

                            CERTIFICATE OF AMENDMENT
                                    TO THE
                          CERTIFICATE OF INCORPORATION
                                      OF
                            BALLANTYNE OF OMAHA, INC.

                    (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

                                   * * * * *

     Ballantyne of Omaha, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:  That the name of the corporation is Ballantyne of Omaha, Inc.

     SECOND: That the Corporation's Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 30, 1995.

     THIRD: That the Board of Directors of the Corporation at a special meeting of the Board of Directors on April 2, 1997 unanimously adopted a resolution proposing the following Amendment to the Certificate of Incorporation of the Corporation:

          RESOLVED, that Article FOURTH, Paragraph A, of the Corporation's Certificate of Incorporation be amended as follows:

          FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares consisting of Twenty-Five Million (25,000,000) shares of common stock, par value One Cent ($.01) per share (the "Common Stock") and One Million (1,000,000) shares of preferred stock, par value One Cent ($.01) per share (the "Preferred Stock").

     FOURTH: That at the annual meeting of stockholders of the Corporation on June 10, 1997, a majority of the outstanding stock entitled to vote thereon, voted in favor of the Amendment.

     FIFTH: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by the undersigned this 24th day of June, 1997.

                                     BALLANTYNE OF OMAHA, INC.

                                     /s/ John Wilmers
                                     -----------------------------
                                     John Wilmers